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                                                    EXHIBIT 8(p)




                          REINSURANCE AGREEMENT


                                 BETWEEN


                 GOLDEN AMERICAN LIFE INSURANCE COMPANY

                       WEST CHESTER, PENNSYLVANIA


                   REFERRED TO AS THE "CEDING COMPANY"


                                   AND


                EQUITABLE LIFE INSURANCE COMPANY OF IOWA

                            DES MOINES, IOWA

                     REFERRED TO AS THE "REINSURER"





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                            TABLE OF CONTENTS
                            -----------------


                                                                     PAGE
                                                                     ----

ARTICLE I      GENERAL PROVISIONS                                      3

ARTICLE II     REINSURANCE PREMIUMS                                    6

ARTICLE III    COMMISSIONS AND ALLOWANCES                              7

ARTICLE IV     FEE PAYMENTS                                            8

ARTICLE V      BENEFIT PAYMENTS                                        9

ARTICLE VI     RESERVE ADJUSTMENTS                                    11

ARTICLE VII    ADJUSTMENT FOR TRANFERS INVOLVING THE FIXED ACCOUNT    12

ARTICLE VIII   ACCOUNTING AND SETTLEMENTS                             13

ARTICLE IX     DURATION AND RECAPTURE                                 15

ARTICLE X      TERMINAL ACCOUNTING AND SETTLEMENT                     17

ARTICLE XI     ARBITRATION                                            18

ARTICLE XII    INSOLVENCY                                             19

ARTICLE XIII   EXECUTION AND EFFECTIVE DATE                           20

SCHEDULE A     ANNUITIES AND RISKS  REINSURED                         21

SCHEDULE B     QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS           22

SCHEDULE C     MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT         25

SCHEDULE D     MINIMUM GUARANTEED DEATH BENEFIT (MGDB) RISK CHARGES   26

                                    1


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                          REINSURANCE AGREEMENT
                          ---------------------

This Agreement is made and entered into by and between Golden American Life Insurance Company (hereinafter referred to as the "Ceding Company") and Equitable Life Insurance Company of Iowa (hereinafter referred to as the "Reinsurer").

The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remains the only party hereunder that is liable to any insured, policy owner or beneficiary under any annuity reinsured hereunder.

                                    2


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                                ARTICLE I
                           GENERAL PROVISIONS
                           ------------------

  1) Annuities and Risks Reinsured.  The Reinsurer agrees to indemnify
     -----------------------------
     the Ceding Company for, and the Ceding Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks under the annuities described in Schedule A attached hereto.

  2) Coverages and Exclusions. Only the variable annuities described in
     ------------------------
     Schedule A are reinsured under this Agreement, as that schedule may from time to time be amended.

  3) Plan of Reinsurance. This indemnity reinsurance will be on a
     -------------------
     modified-coinsurance basis. The Ceding Company will retain, control and own all assets held in relation to the Modified Coinsurance Reserve.

  4) Expenses. The Reinsurer will bear no part of the expenses incurred
     --------
     in connection with the annuities reinsured hereunder, except as otherwise provided herein.

  5) Annuity Changes. The Ceding Company must provide written
     ---------------
     notification to the Reinsurer of any change which affects the original terms or conditions of any annuity which results in a change in the Ceding Company's liability corresponding to any annuity reinsured hereunder not later than ninety (90) days after the change takes effect. The Reinsurer will (a) assume that portion of any increase in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the annuities reinsured hereunder, and (b) receive credit for that portion of any decrease in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the annuities reinsured hereunder.

  6) No Extracontractual Damages. The Reinsurer does not indemnify the
     ---------------------------
     Ceding Company for, and will not be liable for, any extracontractual damages or extracontractual liability of any kind whatsoever resulting from fraud, oppression, bad faith, strict liability, or negligent, reckless or intentional wrongs on the part of the Ceding Company or its directors, officers, employees and agents. The following types of damages are examples of damages that would be excluded under this Agreement for the conduct described above: actual damages, damages for emotional distress, and punitive or exemplary damages.

  7) Annuity Administration. The Ceding Company will administer the
     ----------------------
     annuities reinsured, however, the Reinsurer reserves the right to participate in claims administration. The Ceding Company retains final authority relating to claims administration issues.

                                    3


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  8) Inspection. At any reasonable time, the Reinsurer or its
     ----------
     representatives may inspect, with proper notice, during normal business hours, at the principal office of the Ceding Company, the original papers and any and all other books or documents relating to or affecting reinsurance under this Agreement. The Reinsurer or its representatives will not use any information obtained through any inspection pursuant to this Paragraph for any purpose not relating to reinsurance hereunder.

  9) Taxes. The allowance for any premium taxes paid in connection with
     -----
     the annuities reinsured hereunder is included in the Commissions and Allowances, described in Article III. The Reinsurer will not reimburse the Ceding Company for any other taxes paid by the Ceding Company in connection with the annuities reinsured hereunder.

  10)Proxy Tax Reimbursement. Pursuant to Internal Revenue Code of 1986
     -----------------------
     as amended ("The Code") Section 848, insurance companies are required to capitalize and amortize specified policy acquisition expenses. The amount capitalized is determined by proxy based on a percentage of "reinsurance premiums" as defined in regulations relating to The Code Section 848. The Reinsurer and the Ceding Company agree that any costs which would result from The Code Section 848 are not subject to reimbursement hereunder.

  11)Election to Determine Specified Policy Acquisition Expenses. The
     -----------------------------------------------------------
     Ceding Company and the Reinsurer agree that the party with net positive consideration for any tax year under this Agreement will capitalize specified policy acquisition expenses with respect to annuities reinsured under this Agreement without regard to the general deductions limitation of Section 848(c)(l) of The Code. The Ceding Company and the Reinsurer will exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year presenting its calculation of the net consideration for the preceding taxable year. The Reinsurer may contest the calculation in writing within thirty (30) days of receipt of the Ceding Company's schedule. Any differences will be resolved between the parties so that consistent amounts are reported on the respective tax returns for the preceding taxable year. This election to capitalize specified policy acquisition expenses without regard to the general deductions limitation is effective for all taxable years during which this Agreement remains in effect.

  12)Condition. The reinsurance hereunder is subject to the same
     ---------
     limitations and conditions as the annuities issued by the Ceding Company which are reinsured hereunder, except as otherwise provided in this Agreement.

  13)Misunderstandings and Oversights. If any failure to pay amounts due
     --------------------------------
     or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Ceding Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

                                    4


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  14)Adjustments. If the Ceding Company's liability under any of the
     -----------
     annuities reinsured hereunder is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will (a) assume that portion of any increase in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the annuities reinsured hereunder, and (b) receive credit for that portion of any decrease in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the annuities reinsured hereunder.

  15)Reinstatements. If an annuity reinsured hereunder is surrendered or
     --------------
     annuitized, and is subsequently reinstated while this Agreement is in force, the reinsurance for such annuity will be reinstated automatically. The Ceding Company will pay the Reinsurer the Reinsurer's proportionate share of all amounts received by the Ceding Company in connection with the reinstatement of the annuity, plus any amounts previously refunded to the Ceding Company by the Reinsurer in connection with the lapse of the annuity, less any amount previously paid by Ceding Company to the Reinsurer in connection with the lapse of the annuity.

  16)Assignment. The Ceding Company may not assign any of its rights,
     ----------
     duties or obligations under this Agreement without prior written consent of the Reinsurer, unless such assignment is between the Ceding Company and its affiliates. The Reinsurer may not assign any of its rights, duties, or obligations under this Agreement without prior written consent of the Ceding Company, unless such assignment is between the Reinsurer and its affiliates.

  17)Amendments and Waiver. Any change or modification to this Agreement
     ---------------------
     will be null and void unless made by amendment to the Agreement and signed by both parties. Any waiver will constitute a waiver only in the circumstances for which it was given and will not be a waiver of any future circumstances.

  18)Entire Agreement. The terms expressed herein constitute the entire
     ----------------
     agreement between the parties with respect to the annuities reinsured hereunder. There are no understandings between the parties with respect to the annuities reinsured hereunder other than as expressed in this Agreement.

  19)Current Practices. The Ceding Company will not materially change,
     -----------------
     alter or otherwise compromise its claims paying or administrative practices with respect to the annuities reinsured hereunder without prior written consent of the Reinsurer.

  20)Confidentiality. All parties agree to keep confidential the
     ---------------
     specifications and details of this agreement except for required disclosure to regulatory authorities or by subpoena or court order.

                                    5


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                               ARTICLE II
                               ----------
                          REINSURANCE PREMIUMS
                          --------------------

Reinsurance Premiums. The Ceding Company will pay the Reinsurer
--------------------
Reinsurance Premiums on all annuities reinsured under this Agreement in an amount equal to a quota share, as defined in Schedule A, of the gross premiums collected and deposited into the Variable Separate Accounts during the Accounting Period by the Ceding Company. The Reinsurance Premiums paid to the Reinsurer by the Ceding Company will be remitted to the Reinsurer at the end of the Accounting Period during which the gross premiums were collected by the Ceding Company and the Reinsurer will treat any such Reinsurance Premiums as paid premium for annual statement purposes, regardless of the mode of collection by the Ceding Company on the annuities reinsured hereunder.

                                    6


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                               ARTICLE III

                       COMMISSIONS AND ALLOWANCES
                       --------------------------

  1) Premium Tax. The Reinsurer shall reimburse the Ceding Company for
     -----------
     all premium taxes incurred on the Reinsurance Premiums.

  2) Commissions. The Reinsurer shall reimburse the Ceding Company for
     -----------
     all commissions incurred and costs of special promotions incurred on the Reinsurance Premiums and on that portion of the Account Value in the Variable Separate Accounts of the annuities reinsured hereunder which correspond to the portion of the annuities reinsured hereunder as of the end of the current Accounting Period. Commissions will be net of a quota share of commission chargebacks on policies reinsured hereunder. Should any new commission schedules become effective while this Agreement is in effect, such schedules shall be incorporated by reference and shall be payable by the Reinsurer concurrently with the obligation of the Ceding Company.

  3) Allowance for Expenses. The Reinsurer will pay the Ceding Company an
     ----------------------
     Allowance for Expenses for each Accounting Period equal to the sum of a) plus b) plus c) plus d) plus e) plus f), where:

     a)  equals the product of i) times ii), where:
         i) equals $12.50 times the quota share percentage of the annuities reinsured hereunder, as described in Schedule A; and
         ii) equals the number of annuities reinsured hereunder and described inSchedule A, that are inforce at the end of the current Accounting Period;
     b)  equals the product of i) times ii), where:
         i) equals $75.00 times the quota share percentage of the annuities reinsured hereunder, as described in Schedule A; and
         ii) equals the number of annuities reinsured hereunder and described in Schedule A, that were issued during the current Accounting Period;
     c)  equals the product of i) times ii), where:
         i)  equals 0.0030; and
         ii) equals that amount of the Reinsurance Premiums received on non-qualified policies received during the current Accounting Period;
     d)  equals the product of i) times ii), where:
         i)  equals 0.0180; and
         ii) equals the amount of the Reinsurance Premiums received during the current Accounting Period;
     e)  equals the product of i) times ii), where:
         i) risks charges from Schedule D for the cost of Minimum Guaranteed Death Benefits (MGDB) in excess of the policyholders' account values; and
         ii) equals the quota share of the average Account Value in the Variable Separate Accounts of annuities reinsured hereunder. Average Account Value is equal to one-half the sum of the Account Value reinsured hereunder at the beginning of the current Accounting Period and the Account Value reinsured hereunder at the end of the current Accounting Period;
     f) equals a quota share of any rider charges deducted during the current accounting period for any VAGLB Riders attached to annuities reinsured hereunder. See Schedule A, below, for information on VAGLB and Living Benefits.
     g) amounts in a) i) and b) i) above will be adjusted annually on January 1, for inflation at the change in the Consumer Price Index (CPI-U as determined by Department of Labor and published in the Wall Street Journal).

                                    7


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                               ARTICLE IV

                              FEE  PAYMENTS
                              -------------

  Fee Payments by Ceding Company to Reinsurer.
  -------------------------------------------

  The Ceding Company will pay to the Reinsurer the product of 1) times
  2), where:
     1)   equals 0.000375; and
     2) equals the quota share of the average Account Value in the Variable Separate Accounts of annuities reinsured hereunder. Average Account Value is equal to one-half the sum of the Account Value reinsured hereunder at the beginning of the current Accounting Period and the Account Value reinsured hereunder at the end of the current Accounting Period;

                                    8


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                                ARTICLE V

                            BENEFIT PAYMENTS
                            ----------------

  1) Benefit Payments. Benefit Payments, referred to in this Agreement, means the Reinsurer's quota share of:
       a)   Claims, as described in Paragraph 2 below,
       b)   Cash Surrenders, as described in Paragraph 3 below,
       c)   Partial Withdrawals, as described in Paragraph 4 below, and
       d)   Annuity Benefits, as described in Paragraph 5 below.

  2) Claims. The Reinsurer will pay the Ceding Company Claims. The term
     ------
     "Claims," as used in this Agreement, means that portion of the death benefits paid by the Ceding Company on annuities reinsured hereunder which is equal to the Reinsurer's quota share of the death benefits payable on those annuities less any amounts recovered from other reinsurers. Claims do not include any minimum guaranteed death benefits nor guaranteed living benefits paid under guaranteed living benefit riders beyond the policyholder's account value.

  3) Cash Surrenders. The Reinsurer will pay the Ceding Company that
     ---------------
     portion of the Cash Surrenders paid by the Ceding Company on annuities reinsured hereunder which corresponds to the portion of the annuities reinsured hereunder.

  4) Partial Withdrawals. The Reinsurer will pay the Ceding Company that
     -------------------
     portion of Partial Withdrawals paid by the Ceding Company on annuities reinsured hereunder which corresponds to the portion of the annuities reinsured hereunder.

  5) Annuity Benefits. The Reinsurer's obligation for Annuity Benefits
     ----------------
     paid by the Ceding Company on annuities reinsured hereunder will be satisfied in full by the payment to the Ceding Company of that portion of the Account Value, as of the date of annuitization, which corresponds to the portion of the annuities reinsured hereunder.

  6) Notice. The Ceding Company will notify the Reinsurer at the end of
     ------
     each Accounting Period regarding Benefit Payments on annuities reinsured hereunder. The reinsurance claim and copies of notification, claim papers, and proofs will be furnished to the Reinsurer upon request.

  7) Liability and Payment. The Reinsurer will accept the decision of the
     ---------------------
     Ceding Company with respect to Benefit Payments on annuities reinsured hereunder. The Reinsurer will pay its proportionate share of Benefit Payments in a lump sum to the Ceding Company without regard to the form of settlement by the Ceding Company.

                                    9


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  8) Contested Claims. The Ceding Company will advise the Reinsurer of its
     ----------------
     intention to contest, compromise or litigate Benefit Payments involving annuities reinsured hereunder. The Reinsurer will pay its share of the expenses of such contests, in addition to its share of Benefit Payments, or it may choose not to participate. If the Reinsurer chooses not to participate, it will discharge its liability by payment to the Ceding Company of the full amount of its liability, prior to any contests, on the annuity reinsured hereunder.

                                    10


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                               ARTICLE VI

                           RESERVE ADJUSTMENTS
                           -------------------

  1)   Modified Coinsurance Reserve Adjustment.
       ---------------------------------------
       a) The Modified Coinsurance Reserve Adjustment will be computed each Accounting Period equal to the result of i) minus ii) plus
            iii) minus iv) minus v) minus vi), where:
            i) equals the Modified Coinsurance Reserve, determined in accordance with Paragraph 2 below, at the end of the current Accounting Period;
            ii) equals a quota share of the amount transferred from the fixed account to the Variable Separate Accounts for the annuities reinsured hereunder during the current Accounting Period;
            iii) equals a quota share of the amount transferred from the
                 Variable Separate Accounts to the fixed account for the annuities reinsured hereunder during the current Accounting Period;
            iv) equals the Modified Coinsurance Reserve, determined in accordance with Paragraph 2 below, at the end of the preceding Accounting Period;
            v) equals the Modified coinsurance Reserve Investment Credit, as described in Schedule C.
            vi) equals a quota share of the Living Benefits allocated to the Separate Account during the current Accounting Period for annuities reinsured hereunder that are inforce at the end of the Accounting Period. For the purposes of this adjustment, Living Benefits paid for annuities that are terminated during the Accounting Period are excluded.
       b) For any Accounting Period in which the amount computed in a) above is positive, the Reinsurer will pay the Ceding Company such amount. For any Accounting Period in which the amount computed in a) above is negative, the Ceding Company will pay the Reinsurer the absolute value of such amount.

  2)   Modified Coinsurance Reserve. The term "Modified Coinsurance
       ----------------------------
       Reserve," as used in this Agreement, means a quota share of the statutory reserve excluding any additional reserves held for minimum guaranteed death benefits or held for VAGLB Riders that the Ceding Company holds with respect to that portion of the annuities reinsured hereunder. The statutory reserve will be determined by the Commissioners Annuity Reserve Valuation Method, or as required by law.

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                               ARTICLE VII

          ADJUSTMENT FOR TRANSFERS INVOLVING THE FIXED ACCOUNT
          ----------------------------------------------------

  1) The Ceding Company will pay the Reinsurer an amount equal to the product of a) times b) where:

       a) equals a quota share of the net amount transferred from Variable Separate Accounts to fixed accounts with an interest rate guaranteed by the Ceding Company grouped by policy duration, for the annuities reinsured hereunder during the current Accounting Period; and
       b) equals the applicable exchange factor for each policy duration described in Paragraph 3 below.

  2) The Reinsurer will pay the Ceding Company an amount equal to the product of a) times b) where:

       a) equals a quota share of the net amount transferred from fixed accounts with an interest rate guaranteed by the Ceding Company to Variable Separate Accounts grouped by policy duration, for the annuities reinsured hereunder during the current Accounting Period; and
       b) equals the applicable exchange factor for each policy duration described in Paragraph 3 below.

  3)   The exchange factors for each policy duration are shown below:

          POLICY DURATION (YEARS)          EXCHANGE FACTOR
                   1                           0.0775
                   2                           0.0625
                   3                           0.0500
                   4                           0.0400
                   5                           0.0300
                   6+                          0.0200

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                              ARTICLE VIII

                       ACCOUNTING AND SETTLEMENTS
                       --------------------------

  1)   Quarterly Accounting Period. Each Accounting Period under this
       ---------------------------
       Agreement will be a calendar quarter, except that:

       a) the initial Accounting Period runs from the Effective Date of this Agreement through the last day of the calendar quarter during which the Effective Date of this Agreement falls, and
       b) the final Accounting Period runs from the end of the preceding Accounting Period until the terminal accounting date of this Agreement as described in Article X, Paragraph 2). The amounts in Article III, Paragraphs 3) a) i), 3) e) i) and Article IV Paragraph 1) will be adjusted on a pro-rata basis for time periods less than a calendar quarter.

  2) Quarterly Accounting Reports. Quarterly accounting reports in the
     ----------------------------
     form of Schedule B will be submitted to the Reinsurer by the Ceding Company for each Accounting Period not later than forty-five (45) days after the end of each Accounting Period. Such reports will include information on the amount of Reinsurance Premiums, Allowance for Commissions and Expenses, Benefit Payments, Modified Coinsurance Reserve, Modified Coinsurance Reserve Adjustment, and the increase in the CARVM Allowance for the Reinsured Policies.

  3) CARVM Allowance. CARVM Allowance for purposes of this treaty is
     ---------------
     defined to be the difference between the ceded Policies Account Value and the base CARVM Reserves. The base CARVM reserve is the CARVM reserve calculated not considering the Minimum Guaranteed Death Benefit and any Guaranteed Living Benefit provision.

  4) Quarterly Settlements.
     ---------------------

     a) Within sixty (60) days after the end of each Accounting Period, the Ceding Company will pay the Reinsurer the sum of:
         i) Reinsurance Premiums, determined in accordance with Article II, plus
         ii)  the Fee Payments, determined in accordance with Article IV, plus
         iii) any Modified Coinsurance Reserve Adjustment payable to the Reinsurer, determined in accordance with Article VI, Paragraph 1), plus
         iv) any adjustments to the Reinsurer for Transfers Involving the Fixed Account determined in accordance with Article VII Paragraph 1).
     b) Simultaneously, the Reinsurer will pay the Ceding Company the sum of:
         i)   the amount of Benefit Payments, as described in Article V, plus
         ii) the Allowance for Commissions and Expenses, determined in accordance with Article III, plus
         iii) any Modified Coinsurance Reserve Adjustment payable to the Ceding Company, determined in accordance with Article VI, Paragraph 1), plus
         iv) any adjustments to the Ceding Company for Transfers Involving the Fixed Account, determined in accordance with Article VII
              Paragraph 2).
     c) Simultaneously, the Ceding Company will transfer the increase in the CARVM Allowance of the Reinsured Policies to the Reinsurer. The Reinsurer will transfer an equal amount of mutually acceptable assets to the Ceding Company.

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  5) Amounts Due Quarterly. Except as otherwise specifically provided in
     ---------------------
     this Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis as of the last day of each Accounting Period and will be due as of such date and payable within sixty (60) days after the end of the Accounting Period.

  6) Annual Accounting Period. The Ceding Company will provide the
     ------------------------
     Reinsurer with annual accounting reports within forty-five (45) days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the annuities reinsured hereunder to enable the Reinsurer to prepare its annual financial reports and to verify the information reported in Schedule B, and will include Page 7, Page 26 and Schedule S of the Annual Statement.

  7) Estimations. If the amounts, as described in Paragraph 3 above,
     -----------
     cannot be determined by the dates described in Paragraph 4 above, on an exact basis, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

  8) Delayed Payments. For purposes of Paragraph 4 above, if there is a
     ----------------
     delayed settlement of a payment due, there will be an interest penalty, at the appropriate London Interbank Offering Rate (LIBOR) plus 0.5%. For purposes of this Paragraph, a payment will be considered overdue sixty
     (60) days after the date such payment is due. The interest penalty will be applied for the number of days such payment is made in excess of such date which is sixty (60) days past the payment due date.

  9) Offset of Payments. All monies due either the Ceding Company or the
     ------------------
     Reinsurer under this Agreement will be offset against each other, dollar for dollar, regardless of any insolvency of either party.

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                               ARTICLE IX

                   DURATION, RECAPTURE AND TERMINATION
                   -----------------------------------

  1) Duration. Except as otherwise provided herein, this Agreement is
     --------
     unlimited in duration.

  2) Reinsurer's Liability. The liability of the Reinsurer with respect
     ---------------------
     to any annuity reinsured hereunder will begin simultaneously with that of the Ceding Company, but not prior to the Effective Date of this Agreement. The Reinsurer's liability with respect to any annuity reinsured hereunder will terminate on the earliest of: (i) the date such annuity is recaptured in accordance with paragraph 4 below, (ii) the date the Ceding Company's liability on such annuity is terminated; or (iii) the date this Agreement is terminated under paragraph 3 below. Termination of the Reinsurer's liability is subject to payments in respect of such liability in accordance with the provisions of Article X of this Agreement. In no event should the interpretation of this Paragraph imply a unilateral right of the Reinsurer to terminate this Agreement for any annuity reinsured hereunder. However, the Reinsurer and/or the Ceding Company may, upon ninety (90) days prior written notice to the other party, terminate this Agreement as to annuities not yet written by the Ceding Company as of the effective date of such termination.

     For any annuity reinsured hereunder with a VAGLB Rider, the Reinsurer's liability will terminate on the earliest date, if any, that the annuity's accumulation value becomes or equals zero, not withstanding the above conditions.

  3) Termination for Nonpayment of Reinsurance Premiums or Other Amounts Due.
     -----------------------------------------------------------------------
     If the Ceding Company fails to pay the Reinsurance Premiums or any other amounts due to the Reinsurer pursuant to this Agreement within ninety (90) days after the end of any Accounting Period, the Reinsurer may terminate this Agreement, subject to thirty (30) days prior written notice to the Ceding Company. If the Reinsurer fails to pay any amounts due to the Ceding Company pursuant to this Agreement within ninety (90) days after the end of any Accounting Period, the Ceding Company may terminate this Agreement, subject to thirty (30) days prior written notice to the Reinsurer.

  4) Recapture. Any group of annuities reinsured hereunder will be
     ---------
     eligible for recapture on any date which is mutually agreed upon in writing by the Reinsurer and the Ceding Company, with the approval of the Insurance Department of the domestic state regulating the Reinsurer.

  5) Termination.  All business written prior to termination of this
     -----------
     agreement is vested ("Vested Business") for purposes of payment due under this agreement. As such, payment shall continue to be made on all Vested Business after termination of this agreement in accordance with the terms of same. Any new business written subsequent to the termination of this agreement shall not be subject of any payments under this agreement.

  6) Notice of Termination.  This agreement may be terminated without cause by
     ---------------------
     other party by giving written notice of termination to the other party via certified mail return receipt requested at the following addresses:

     If to Equitable Life Insurance Company of Iowa:
          909 Locust Street, P.O. Box 1635, Des Moines, IA 50306

     If to Golden American Life Insurance Company:
          1475 Dunwoody Drive, West Chester, PA  19380

  7) Internal Replacements. For the purpose of this Agreement, Internal
     ---------------------
     Replacement shall mean any instance in which an annuity or any portion of the cash value of an annuity reinsured under this agreement is used to acquire via an exchange a new annuity written by the Ceding Company, its affiliates, successors or assigns resulting from a formal program directly soliciting existing policyowners to participate in such exchange.

     If an Internal Replacement results in a new annuity covered by this Agreement, the Reinsurer will participate on quota share basis in any expenses and any waiver or reduction of policy charges, fees, or loads associated with that program. In addition, no replacement adjustment will be made.

     If an Internal Replacement results in a new annuity contract which is not covered this Agreement, the Reinsurer will not participate in any expenses or any waiver or reduction of policy charges, fees, or loads associated with that program. In addition, a replacement adjustment will be paid by the Ceding Company to the Reinsurer equal to the product of a) times b), where:

     a) equals the amount internally replaced by annuities that are not covered by this Agreement, during the current Accounting Period; and
     b)   equals 0.015.

                                ARTICLE X

                   TERMINAL ACCOUNTING AND SETTLEMENT
                   ----------------------------------

 1)  Terminal Accounting. In the event that this Agreement is terminated
     -------------------
     in accordance with Article IX, Paragraphs 3 or 4, or Article XII, a Terminal Accounting and Settlement will take place.

  2) Date. The terminal accounting date will be the earliest of:
     ----
     a) the effective date of recapture pursuant to any notice of recapture given under this Agreement,
     b) the effective date of termination pursuant to any notice of termination given under this Agreement, or
     c)   any other date mutually agreed to in writing.

  3) Settlement.  The Terminal Accounting and Settlement will consist of:
     ----------
     a) The quarterly settlement as provided in Article VIII, Paragraph 3, computed as of the terminal accounting date as if the Agreement were still in effect; and
     b) Payment by the Ceding Company to the Reinsurer of a Terminal Reserve equal to the Modified Coinsurance Reserve on the annuities reinsured hereunder as of the terminal account date; and
     c) Payment by the Reinsurer to the Ceding Company of a Terminal Reserve Adjustment equal to the Modified Coinsurance Reserve on the annuities reinsured hereunder as of the terminal accounting date; and

     If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer, such amount will be paid by the Ceding Company to the Reinsurer.

  4) Terminal CARVM Allowance. At Terminal Settlement, the Reinsurer will
     ------------------------
     transfer the Terminal CARVM Allowance on the annuities reinsured as of the terminal account date. Simultaneously, the Ceding Company will transfer an equal amount of mutually acceptable assets to the Reinsurer.

  5) Supplementary Accounting and Settlement. In the event that,
     ---------------------------------------
     subsequent to the Terminal Accounting and Settlement as provided above, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly upon the completion thereof.

                               ARTICLE XI

                               ARBITRATION
                               -----------

  1) General. All disputes and differences between the Ceding Company and
     -------
     the Reinsurer on which an agreement cannot be reached will be decided by arbitration. The arbitrators will construe this Agreement from the standpoint of practical business and equitable principles and the customs and practices of the insurance and reinsurance business, rather than from the standpoint of strict law. The parties intend that the arbitrators will make their decision with a view to effecting the intent of this Agreement.

  2) Method. Three arbitrators will decide any differences. They must be
     ------
     impartial and present or former officers of life insurance companies other than the parties to this Agreement or any company owned by, or affiliated with, either party. One of the arbitrators will be appointed by the Reinsurer, another by the Ceding Company, and the two arbitrators thus selected will select a third arbitrator before arbitration begins. Should one of the parties decline to select an arbitrator within thirty
     (30) days after the date of a written request to do so, or should the two arbitrators selected by the parties not be able to agree upon the choice of a third, the appointment(s) will be left to the President of the American Arbitration Association or its successor. The arbitrators will decide by a majority of votes and their decision will be final and binding upon the parties. The costs of arbitration, including the fees of the arbitrators, will be shared equally by the parties unless the arbitrators decide otherwise. Any counsel fees incurred by a party in the conduct of arbitration will be paid by the party incurring the fees.

  3) Arbitration Site. In event of arbitration, the arbitration hearing
     ----------------
     shall take place in Atlanta, Georgia, unless otherwise agreed to in writing by both the Ceding Company and the Reinsurer.

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

                               ARTICLE XII

                               INSOLVENCY
                               ----------

Insolvency. In the event of the Ceding Company's insolvency, any payments
----------
due to the Ceding Company from the Reinsurer pursuant to the terms of this Agreement will be made directly to the Ceding Company or its conservator, liquidator, receiver or statutory successor. Such payments will be made by the Reinsurer on the basis of the liability of the Ceding Company under the annuities reinsured without diminution because of the insolvency of the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any annuity reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Ceding Company's name (or in the name of the Ceding Company's conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

In the event of the Reinsurer's insolvency, this treaty will terminate, and the terminal accounting and settlement described in Article X will occur. Any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor. Any amounts owed by the Reinsurer to the Ceding Company will be payable without diminution because of the insolvency of the Reinsurer. The conservator, liquidator, receiver or statutory successor of the Reinsurer will give the Ceding Company written notice of the pendency of a claim against the Reinsurer on any annuity reinsured within a reasonable time after such claim is filed in the insolvency proceeding.

                              ARTICLE XIII

                      EXECUTION AND EFFECTIVE DATE
                      ----------------------------

In witness of the above, this Agreement is executed in duplicate on the dates indicated below with an Effective Date of January 1, 2000.

GOLDEN AMERICAN LIFE               EQUITABLE LIFE INSURANCE
INSURANCE COMPANY                  COMPANY OF IOWA
("Ceding Company")                 ("Reinsurer")
on June 30, 2000                   on June 30, 2000



By: /s/ David L. Jacobson      By: /s/ Randy Von Fumetti
   ----------------------         ----------------------


Title: Senior Vice President   Title: Senior Vice President
      ----------------------         ----------------------

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

                               SCHEDULE A

                ANNUITIES AND RISKS REINSURED OR EXCLUDED
                -----------------------------------------

Annuities and Risks Reinsured. The amount of reinsurance under this
-----------------------------
Agreement will be a mutually determined quota share percentage for specified contracts of the Ceding Company's net liability with respect to the Variable Separate Accounts.

Annuities and Risks Excluded. Variable Separate Accounts are defined to
----------------------------
exclude amounts in the fixed or separate accounts with an interest rate guaranteed by the Ceding Company. "VAGLB" (Variable Annuity Guaranteed Living Benefits) as used in this agreement, refers to certain optional riders attached to annuities reinsured hereunder. A listing of the applicable form numbers is shown below. "Living Benefits" as used in this agreement, refers to benefits paid under such riders.

     VALGB Rider Form #       Description
     ------------------       -----------
     GA-RA-1047               Minimum Guaranteed Income Benefit Rider
     GA-RA-1045               Minimum Guaranteed Accumulation Benefit Rider
     GA-RA-1048               Minimum Guaranteed Withdrawal Benefit Rider

"Net liability," as used in this Agreement, means the Ceding Company's liability on the annuities reinsured hereunder, excluding any liability resulting from any Guaranteed Living Benefit riders attached to such annuities, less amounts recovered from other reinsurance, including the pre-existing Paine Webber Coinsurance Treaty.

                               SCHEDULE B

              QUARTERLY REPORT OF ACTIVITY AND SETTLEMENTS
              --------------------------------------------

               FROM CEDING COMPANY TO REINSURER
               Accounting Period:            ___________
               Calendar Year:                ___________
               Date Report Completed:        ___________

  1) Reinsurance Premiums (Article II)

  2) Benefit Payments (Article V)

     a)   Claims
     b)   Amounts Recovered from other reinsurers
     c)   Cash Surrender Values
     d)   Annuity Benefits

          Benefit Payments = a) - b) + c) + d)

  3) Modified Coinsurance Reserve Adjustment (Article VI)

     a)   Modified Coinsurance Reserve (end of current Accounting Period)
     b) Quota share of transfers from Fixed Account to Variable Separate Accounts during the current Accounting Period
     c) Quota share of transfers from Variable Separate Accounts to Fixed Account during the current Accounting Period
     d)   Modified Coinsurance Reserve (end of preceding Accounting Period)
     e)   Equals a) - b) + c) - d)
     f)   Modified Coinsurance Reserve Investment Credit (Schedule C)

          Modified Coinsurance Reserve Adjustment = e) - f)

  4) Commissions and Allowances (Article III)

  5) Fee Payments (Article IV)

  6) Adjustment for Transfers Involving the Fixed Account (Article VII)

     a)   Adjustment to Reinsurer for transfers out of the Fixed Account
     b)   Adjustment to Ceding Company for transfers into the Fixed Account

     Adjustment for Transfers Involving the Fixed Account = a) - b)

  7) Cash Settlement = l) - 2) - 3) - 4) + 5) - 6)

  8) Transfer for increase in CARVM Allowance

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

SUPPLEMENTAL INFORMATION

              Number of   Account                 Premium Received During Period
              Annuities   Value       Reserve
              Reinsured   Reinsured   Reinsured   Qualified Non-Qualified
              ---------   ---------   ---------   --------- -------------
Beginning
 of Period

+ New Issues

- Terminations

End of Period


ALLOWANCE FOR COMMISSION AND EXPENSE (ARTICLE III)

  a.   quota share of premium taxes paid on annuities reinsured hereunder
  b.   quota share of commissions paid on annuities reinsured hereunder
  c.   $12.50 x CPI factor x quota share of annuities reinsured hereunder
  d.   Number of annuities reinsured hereunder
  e.   $75 x CPI factor x quota share of annuities reinsured hereunder
  f.   Number of reinsured annuities issued during the current Accounting
       Period
  g.   0.0030 (from Article III, paragraph 3) c) i))
  h. Quota share of Reinsurance Premiums received on non-qualified contracts during the current Accounting period
  i.   0.018 (from Article III, paragraph 3) d) i))
  j.   Reinsurance Premiums received during the current Accounting Period
  k.   MGDB risk charges (from Article III, paragraph 3) e))
  l. quota share of the Average Account Value on annuities reinsured hereunder
  m.   quota share of the any rider charges (from Article III, paragraph
       3) f))
  n.   Commission and Expense Allowance
       = a+b+(c*d)+(e*f)+(g*h)+(i*j)+(k*l)+m

FEE PAYMENTS (ARTICLE IV)

  a   0.000375 (from Article IV, Paragraph 1))
  b. quota share of the Average Account Value on annuities reinsured hereunder
  c.   Fee Payments
       = a*b

DATA FOR CALCULATING PAYMENT FOR TRANSFERS INVOLVING THE FIXED ACCOUNT

                    Transfers           Transfers
                    to Fixed            from Fixed
     Duration       Account             Account
        1
        2
        3
        4
        5
        6+
     Total


SUPPLEMENTAL DATA PROVIDED BY THE CEDING COMPANY

  1) Reinsurer's portion of M & E charges collected during the current Accounting Period on the policies reinsured hereunder.
  2) Reinsurer's portion of Administrative Charges collected during the current Accounting Period on the policies reinsured hereunder.
  3) Reinsurer's portion of Surrender Charges collected during the current Accounting Period on the policies reinsured hereunder.
  4) Reinsurer's portion of Deferred Loads collected during the current Accounting Period on the policies reinsured hereunder.
  5) Reinsurer's portion of First Year Commissions paid during the current Accounting Period on the policies reinsured hereunder.
  6) Reinsurer's portion of Renewal Commissions paid during the current Accounting Period on the policies reinsured hereunder.
  7) Miscellaneous inforce information required by the Reinsurer to develop GAAP Amortization Schedules for the policies reinsured hereunder.

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

                               SCHEDULE C

             MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT
             ----------------------------------------------

Modified Coinsurance Reserve Investment Credit. The Modified Coinsurance
----------------------------------------------
Reserve Investment Credit is equal to the portion of the sum of all accrued investment income and capital gains and losses, realized and unrealized, on the Ceding Company's Variable Separate Accounts for the current Accounting Period which corresponds to the portion of the variable annuities reinsured hereunder.

For the annuities reinsured hereunder, the Modified Coinsurance Reserve Investment Credit will be adjusted for income taxes or changes in any provision for taxes, and investment management fees or any other fund level charges. It will not be reduced for mortality and expense risk charges or administrative charges as defined in the annuity contracts.

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

                               SCHEDULE D

          MINIMUM GUARANTEED DEATH BENEFIT (MGDB) RISK CHARGES
          ----------------------------------------------------

For annuities under this agreement, Option 1 shall mean annuities issued with a "7% Solution" enhanced death benefit, Option 2 shall mean annuities issued with an "Annual Ratchet" or "5.5% Solution" enhanced death benefit, Option 3 shall mean annuities issued with a "Standard" death benefit, Option 4 shall mean annuities issued with a "Max 7" enhanced death benefit, and Option 5 shall mean annuities issued with a Max 5.5" enhanced death benefit, as described in the prospectus and the contract.

               Type of Death Benefit         MGDB Risk Charge
               ---------------------         ----------------
               Option 1                      0.1250%
               Option 2                      0.0500%
               Option 3                      0.0375%
               Option 4                      0.1375%
               Option 5                      0.0625%

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